Exhibit 10.27

PHARMERICA CORPORATION

PharMerica Corporation 2007 Omnibus Incentive Plan

Long-Term Cash Award Agreement

THIS LONG-TERM CASH AWARD AGREEMENT (the “Agreement”), granted under the PharMerica Corporation 2007 Omnibus Incentive Plan (the “Plan”) is effective as of              200   (the “Date of Grant”) and is made between PharMerica Corporation, a Delaware corporation (the “Company”) and                      (the “Recipient”).

Preliminary Statements

WHEREAS, the Company has determined that it is desirable and in its best interests to grant to the Recipient this long-term cash award, subject to performance conditions, in order to provide the Recipient with a significant interest in the Company’s growth so that the Recipient will have a greater incentive to perform at the highest level and further the interests of the Company and the shareholders of the Company; and

WHEREAS, any capitalized term not herein defined shall have the meaning as set forth in the Plan.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein:

1. Grant of Long-Term Cash. On the terms and conditions of this Agreement and the Plan, the Committee grants to the Recipient a long-term cash award based on the criteria established by the Compensation Committee that are described in Section 2 below (the “Award”). The target Award to be issued is $             and the maximum Award that may be issued is $            . The extent to which the Award shall become vested and non-forfeitable shall be determined in accordance with the provisions of Section 2 below. The date of grant of the Award is             , 20     (the “Grant Date”).

The Recipient’s right, if any, to continue to be employed by the Company will not be enlarged or otherwise affected by the receipt of this Award, and the receipt of this Award will not in any way restrict the right of the Company to terminate the Recipient’s employment at any time.

2. Vesting in the Award. Except as provided in Section 3 below, the Recipient shall vest in the Award in accordance with the following provisions:

(a) Performance Cycle. The Performance Cycle for the Award shall commence on the Grant Date and shall end on the final day of the Company’s 20     fiscal year (December 31, 20    ).

(b) Percentage of Award Earned. Subject to Section 4 below, the extent to which the Award shall become earned at the end of the Performance Cycle shall be based upon the cumulative annual growth in EBITDA (“EBITDA CAGR”) through the Performance Cycle (the “Performance Criteria”), which shall be determined by taking the Company’s EBITDA for the Company’s 2007 fiscal year and measuring it against the Company’s EBITDA for the Company’s 2009 fiscal year. The Recipient shall be entitled to 100% of the Award if the Company has achieved EBITDA CAGR of 20% at the end of the Performance Cycle (equal to a 44% increase in EBITDA by the completion of the Performance Cycle). Generally, the percentage of the Award earned at the end of the Performance Cycle based on the Performance Criteria shall be determined according to the following schedule, however the actual Award payout will be interpolated between the percentages set forth in the chart based on actual results, as provided in Exhibit A hereto:

Performance Criteria Target Performance Achievement	Payout Level (percentage of Award earned)
< 90%	0%
90%	50%
100%	100%
110%	120%
120%	150%
> 120%	150%

(c) Board Certification. Promptly after the Audit Committee of the Board approves the Company’s financial statements for the fiscal year in which the end of the Performance Cycle occurs, the Committee must determine and certify whether, and to what extent, the Performance Criteria have been achieved. If the minimum Performance Criteria EBITDA CAGR has not been achieved during the Performance Cycle, the Award will not be paid to the Recipient and this Agreement will be of no force or effect.

(d) Vesting. The Recipient shall vest in the Award on the last day of the Performance Cycle (the “Vesting Date”); provided, however, that, unless otherwise provided in Section 3 below, the Recipient remains in the continuous employment of the Company through the Vesting Date. All vesting in the Award, if applicable, shall occur only on the Vesting Date; there shall be no proportionate vesting in the Award prior to the Vesting Date.

3. Acceleration of Vesting of the Award. Upon the occurrence of any of the following events, the Recipient shall become fully vested in a pro-rata portion of the Award (as determined under Section 3(c) below:

(a) the termination of the Recipient’s employment with the Company by reason of the Recipient’s death or disability (within the meaning of Section 409A of the Code), or the Recipient’s “Retirement” (as defined in Section 3(d) below) from the Company at or after age 62; or

(b) within one (1) year following a Change in Control, (A) the Recipient’s employment is terminated by the Company without “Cause” (as defined in Section 3(d) below) or (B) the Recipient terminates employment for “Good Reason” (as defined in Section 3(d) below) and provided that the Recipient executes a non-revocable written release in the form provided by the Company or its successors.

(c) Calculation of Pro-Rata Accelerated Shares. The actual number of Performance Shares that shall be paid upon the occurrence of an event specified in this Section 3 is the amount of Performance Shares as determined and certified under Sections 2(b) and 2(c), respectively, as if the Recipient were still employed on the Vesting Date, multiplied by a fraction; the numerator of which is the total number of complete months worked by the Recipient during the Performance Cycle, and the denominator of which is             , the total number of months in the Performance Cycle.

(d) Definitions. For purposes hereof, the following definitions shall apply:

(i) “Retirement” means a termination of the Optionee’s employment at or after age 62 for any reason except by the Company for Cause; provided, that the Recipient has been employed by the Company for at least five years

(ii) “Good Reason” means:

(A) a reduction of the Recipient’s salary other than (i) a reduction based on the Company’s financial performance, or (ii) a reduction made to the salaries provided to all or most of the other management or executive employees of the Company with similar responsibilities, positions, compensation or other criteria as determined by the Committee in good faith;

(B) a significant change in the Recipient’s responsibilities and/or duties which constitutes, when compared to the Recipient’s responsibilities and/or duties before the Change of Control, a demotion; or a material loss of title or office; or

(C) the relocation of the offices at which the Recipient is principally employed as of the Change of Control to a location more than fifty (50) miles from such offices, which relocation is not approved by the Recipient.

(iii) “Cause” means:

(A) any willful, material violation of any law or regulation applicable to the business of the Company;

(B) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud;

(C) commission of any act of personal dishonesty which involves personal profit in connection with the Company;

(D) intentional wrongful disclosure of confidential information of the Company;

(E) intentional wrongful engagement in any competitive activity,

(F) the willful and continued failure or refusal to perform the material duties required of the Recipient as an employee, officer, director or consultant of the Company (other than as a result of disability);

(G) disregard of the policies of the Company so as to cause material loss, damage or injury to the property, reputation or employees of the Company;

(H) ongoing alcohol/drug addiction and a failure by the Recipient to successfully complete a recovery program, or

(I) any other misconduct by the Recipient which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

4. Forfeiture of the Award. Any portion of the Award that is unvested shall automatically be forfeited on the date that the Recipient ceases to be employed by the Company.

5. Payment of Award. As soon as administratively practicable after the Vesting Date, but no later than March 15 of the year following the year in which the Vesting Date occurs, the Company shall pay to the Recipient a lump sum equal to the amount earned and certified under Sections 2(b) and 2(c), respectively.

6. Tax Payment Upon Vesting. If the Company is obligated to withhold federal, state and local income taxes to the extent that the Recipient realizes income in connection with earning and/or being paid any amounts under the terms of this Agreement, then the Recipient agrees that the Company may withhold amounts needed to cover such taxes from payments otherwise due and owing to the Recipient, and also agrees that upon demand the Recipient will promptly pay to the Company any additional amounts as may be necessary to satisfy such withholding tax obligation.

7. Restrictions On Transfer. Other than by will or under the laws of descent and distribution, the Recipient shall not have the right to make or permit to occur any transfer, pledge or hypothecation of all or any portion of any unvested portion of the Award, whether outright or as security, with or without consideration, voluntary or involuntary. Any such transfer, pledge or hypothecation not made in accordance with this Agreement shall be deemed null and void.

8. Interpretation of this Agreement. All decisions and interpretations made by the Committee or the Board with regard to any question arising under this Agreement shall be final, binding and conclusive on the Company and the Recipient and any other person entitled to receive the benefits of the Award as provided for herein.

9. Governing Law. The validity, interpretation and enforcement of this Agreement are governed in all respects by the laws of the State of Delaware, without giving effect to its conflict of laws principles, and by the laws of the United States of America.

10. Binding Effect. Subject to all restrictions provided for in this Agreement and by applicable law relating to assignment and transfer of this Agreement and the Award provided for herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

11. Notice. Any notice hereunder by the Recipient to the Company shall be in writing and shall be deemed duly given if mailed or delivered to the Company at its principal office, addressed to the attention of the Board, or if so mailed or delivered to such other address as the Company may hereafter designate by notice to the Recipient. Any notice hereunder by the Company to the Recipient shall be in writing and shall be deemed duly given if mailed or delivered to the Recipient at the address specified below by the Recipient for such purpose, or if so mailed or delivered to such other address as the Recipient may hereafter designate by written notice given to the Company.

12. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

13. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior understandings and agreements written or oral, of the parties hereto with respect to the subject matter hereof. There is no representation or statement made by any party on which another party has relied which is not included in this Agreement. Neither this Agreement nor any term hereof may be amended, waived, discharged, or terminated except by a written instrument signed by the Company and the Recipient; provided, however, that the Company unilaterally may waive any provision hereof in writing to the extent that such waiver does not adversely affect the interests of the Recipient hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, or caused this Agreement to be duly executed and delivered on his or its behalf, as of the day and year first above written.

PHARMERICA CORPORATION

BY:

DATE:

RECIPIENT

DATE:

RECIPIENT’S ADDRESS:

EXHIBIT A